Diginex Limited

and

Matter DK ApS

LOAN AGREEMENT

THIS AGREEMENT is dated 29 August 2025 and is made

BETWEEN:

(1) **Diginex Limited** whose registered address 89 Nexus Way, Camana Bay, Grand Cayman, KY19009 Cayman Islands (the**" Lender**"); and

(2) **Matter DK ApS,** a company incorporated in Denmark whose registered company CVR number is 38402021, and whose registered office is at Toldbodgade 31,3. Floor, 1253 Copenhagen, Denmark (the "**Borrower**")

The Lender and the Borrower together the "**Parties**".

WHEREAS:

(1) The Parties entered into a first Loan Agreement on 23rd May 2025 for a principal amount of EUR250,000 (the "**First Loan**");

(2) Following the disbursement of the First Loan, the Lender agrees to provide a second Loan upon the terms of this Agreement (the "**Second Loan**").

IT IS HEREBY AGREED:

1. **DEFINITIONS AND INTERPRETATION**

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

"Business Day"	a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in London;
"Event of Default"	any event or circumstance listed in Schedule 1;
"Loan"	the total principal amount outstanding under this agreement;
"Indebtedness"	any obligation to pay or repay money, present or future, whether actual or contingent, sole or joint;
"Acquisition"	The completion of the purchase of 100% of the share capital of the Borrower by the Lender.
"EUR"	EURO, currency of European Union

1.2 Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3 A reference to a **person** shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of that person).

1.4 A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment or extension, or re-enactment and includes any former statute, statutory provision or subordinate legislation which it amends or reenacts.

1.5 A reference to a clause or schedule is to a clause of or a schedule to this agreement unless the context requires otherwise.

1.6 A reference to **writing** or **written** includes faxes but not e-mail.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.9 A reference to **continuing** in relation to an Event of Default means an Event of Default which has not been remedied or waived.

2. THE LOAN

2.1 The Lender may loan to the Borrower a total principal amount of up to EUR500,000 drawn down in tranches mutually agreed between the Parties, on the terms and subject to the conditions of this Agreement.

2.2 Each drawdown is conditional upon: (a) no Event of Default continuing or resulting from drawdown; (b) the representations in Clause 5 being true; (c) the Lender having received corporate approvals and documents as reasonably requested.

3. INTEREST

3.1 The Borrower shall pay interest on the Loan at a rate of 5% per annum, accruing from drawdown until repayment or conversion under Clause 4.4.

3.2 If the Borrower fails to make any payment due under this Agreement on its due date, the Borrower shall pay interest on the overdue amount (both before and after judgment) from the due date up to the date of actual payment. Such default interest shall accrue on a daily basis at a rate of 25% per annum, calculated on the basis of a 360-day year and the actual number of days elapsed, and shall be payable on demand.

4. REPAYMENT OF OUTSTANDING LOAN

4.1 Final Maturity: Unless repaid or converted, the Loan and interest shall be repaid on the earlier of: (a) 12 months from the date of this Agreement; or (b) 60 days after notice from the Lender that it will not proceed with the Acquisition.

4.2 Early Repayment: This Loan can be repaid early at the discretion of the Borrower any time with 10 Business Days' written notice, without penalty.

4.3 Mandatory Repayment: This Loan must be repaid immediately upon equity/debt raising, asset disposal, or similar transaction unless waived by the Lender.

4.4 Conversion Upon Acquisition: At closing of the Acquisition, the Loan automatically converts into an intercompany loan on customary intra-group terms unless otherwise agreed.

5. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that: (a) it is duly incorporated and validly existing; (b) it has authority to enter this Agreement; (c) this Agreement is binding; (d) no Event of Default has occurred; (e) no material litigation is pending or threatened; (f) the use of funds is lawful; and (g) the use of funds will be as agreed by the Parties.

6. COVENANTS

6.1 The Borrower shall provide information as reasonably requested, maintain existence, and use funds for agreed purposes.

6.2 The Borrower shall not without Lender consent: (a) incur new indebtedness outside the ordinary course; (b) create or permit any security interest; (c) declare or pay dividends; (d) dispose of material assets.

7. PAYMENT

7.1 All payments made by the Borrower under this agreement shall be in EUR, in full, without any deduction, set-off or counterclaim, and in immediately available cleared funds on the due date to the account that the Lender may specify to the Borrower.

7.2 Time shall be of the essence in respect of all payment obligations of the Borrower under this Agreement.

8. EVENT OF DEFAULT

If any Event of Default occurs and is continuing, the Lender may, by notice to the Borrower, declare that all or part of the Loan, together with accrued interest and all other amounts due under this Agreement, shall become immediately due and payable.

9. COSTS

Each party shall pay its own costs in relation to the preparation and negotiation of the terms of this agreement.

10. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

10.1 Any amendment to this agreement shall be in writing and signed by, or on behalf of, each party.

10.2 Any waiver of any right or consent given under this agreement is only effective if it is in writing and signed by the waiving or consenting party. It shall apply only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

10.3 No delay or failure to exercise any right under this agreement shall operate as a waiver of that right.

10.4 No single or partial exercise of any right under this agreement shall prevent any further exercise of that right (or any other right under this agreement).

10.5 Rights and remedies under this agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

11. SEVERANCE

11.1 The invalidity, unenforceability or illegality of any provision (or part of a provision) of this agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

11.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

12. COUNTERPARTS

This agreement may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

13. **THIRD PARTY RIGHTS**

A person who is not a party to this agreement cannot enforce, or enjoy the benefit of, any term of this agreement.

14. **NOTICES**

14.1 Each notice or other communication required to be given under, or in connection with, this agreement shall be:

(a) in writing, delivered personally or sent by pre-paid first-class letter, registered airmail or fax; and

(b) sent for the attention of the relevant party to its registered office or to any other addresses or fax numbers that are notified in writing by one party to the other from time to time.

14.2 Any notice or other communication given by a party shall be deemed to have been received:

(a) if sent by fax, when received in legible form;

(b) if given by hand, at the time of actual delivery;

(c) if posted within the Denmark, on the second Business Day following the day on which it was despatched by pre-paid first-class post; and

(d) if posted overseas, on the fifth Business Day following the day on which it was despatched by pre-paid registered airmail.

14.3 A notice or other communication given as described in clause 14.2(a) or clause 14.2(b) on a day which is not a Business Day, or after normal business hours in the place of receipt, shall be deemed to have been received on the next Business Day.

15. **GOVERNING LAW AND JURISDICTION**

15.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of Cayman Islands.

15.2 The parties to this agreement irrevocably agree that the courts of Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this agreement has been entered into on the date first stated above.

[Signature page follows]

Signature page of Loan Agreement dated 29 August 2025.

Executed by **Diginex Limited** as Lender)
)
)

Miles Pelham, Chairman

Executed by **Matter DK ApS** as Borrower)
)
)

Niels Fibæk-Jensen, CEO

SCHEDULE 1

EVENTS OF DEFAULT

Each of the following is an Event of Default.

1. **NON-PAYMENT**

The Borrower fails to pay any sum payable under this Agreement when due, unless its failure to pay is caused solely by an administrative error or technical error and payment is made within 3 Business Days of its due date.

2. **MISREPRESENTATION**

Any representation, warranty, or statement made or deemed to be made by the Borrower in or in connection with this Agreement is or proves to have been incorrect, incomplete, or misleading in any material respect when made or deemed to be made.

3. **BREACH OF COVENANTS**

The Borrower fails to perform or comply with any covenant, undertaking or obligation under this Agreement (other than payment obligations referred to in paragraph (a)) and, if such failure is capable of remedy, it is not remedied within 10 Business Days of the Borrower becoming aware of the breach or receiving written notice from the Lender requiring the breach to be remedied.

4. **CROSS-DEFAULT**

4.1 The Borrower fails to pay when due (after the expiry of any originally applicable grace period) any amount of principal or interest due in respect of any other Financial Indebtedness.

4.2 Any Financial Indebtedness of the Borrower is declared to be due and payable prior to its stated maturity by reason of an event of default (however described),

4.3 provided that no Event of Default under this paragraph shall arise unless the aggregate amount of Financial Indebtedness falling within (i) and/or (ii) exceeds the value of EUR 25,000.

5. **CHANGE OF CONTROL**

Any person or group of persons acting in concert (other than the Lender in connection with the Acquisition) gains direct or indirect control of the Borrower. For the purposes of this paragraph, "control" means (i) the power to direct the management and policies of the Borrower, whether through the ownership of voting securities, by contract or otherwise, or (ii) beneficial ownership of more than 50% of the issued share capital of the Borrower.

6. **INSOLVENCY**

6.1 The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to pay its debts as they fall due.

6.2 The Borrower commences negotiations, or enters into any composition or arrangement, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties).

6.3 A moratorium is declared over any of the Borrower's Indebtedness.

6.4 Any bona fide action, proceedings, procedure or step is taken for:

(a) the suspension of payments, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets.

6.5 A distress, attachment, execution, expropriation, sequestration or other legal process is levied, enforced or sued out on, or against, the Borrower's assets and is not discharged or stayed within 21 days.

6.6 An event or circumstance referred to in paragraphs 6.1 to 6.5 above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

7. **ILLEGALITY**

All or any part of this agreement becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

8. **REPUDIATION**

The Borrower repudiates (or shows an intention to repudiate) this agreement.

9. **MATERIAL ADVERSE CHANGE**

Any event or series of events occurs (whether related or not) which has, or is reasonably likely to have, a material adverse effect on (i) the Borrower's ability to perform its obligations under this Agreement, or (ii) the validity or enforceability of this Agreement or the rights or remedies of the Lender under it.